NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 29, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 10, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On September 10, 2026, ONEOK, Inc. the Business Reorganization became effective. The Business Reorganization resulted in each shareholder of ONEOK, Inc. (Old, CUSIP: 682680103) receiving one share of ONEOK, Inc. (New, CUSIP: 30609A109), for each share of ONEOK, Inc. (old) held immediately prior to the Business Reorganization. The company will continue to trade on the New York Stock Exchange under the symbol OKE. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of ONEOK, Inc. (OKE old) and does not affect the continued listing on the NYSE of ONEOK, Inc. (OKE new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 10, 2026.